Exhibit 99.1

      Lightspace Corporation Announces Completion of $1,250,000 Technology Acquisition, $3,752,000 Private Offering, and Appointment of New Chief
                               Financial Officer

     BOSTON--(BUSINESS WIRE)--May 3, 2007--Lightspace(R) Corporation, OTC Bulletin Board (LGTSU and LGTS), a developer of interactive entertainment and display technology, today announced the successful closing of the acquisition of Emagipix technology assets, a $3.75 million private offering and the appointment of new Chief Financial Officer, Louis P. Nunes.

     Lightspace completed the purchase of Emagipix, an interactive display technology that utilizes printable electroluminescence, for an aggregate of $300,000 in cash and $950,000 in convertible notes. In connection with the acquisition, David Hoch, the developer of the Emagipix technology, former officer and co-founder of Lightspace commenced employment with the Company.

     Gary Florindo, CEO of Lightspace, stated "The acquisition of the Emagipix technology marks and important step for Lightspace. We believe that the addition of this electroluminescent and sensing technology will enable us to grow and diversify our product lines and customer base. This product, along with the return of our co-founder Dave Hoch, will allow us to build our presence in new markets with this cutting edge interactive display technology. I am very pleased and excited about the opportunity to work closely with Dave again".

     In the private offering, Lightspace sold 586,173 units at a price of $6.40 per unit, resulting in approximately $3,484,000 in net proceeds to Lightspace after payment of the offering expenses. Each unit consists of eight shares of the Lightspace common stock, eight warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant, two warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant, and two warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant, all warrants in substantially the same form as currently outstanding publicly traded warrants with the same exercise prices. Griffin Securities, Inc., acted as financial advisor to Lightspace. The shares of common stock issued in the private offering and issuable upon exercise of the warrants have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements. Lightspace has agreed to file a registration statement covering the resale of the securities issued in this transaction and issuable upon exercise of the warrants.

     Units, common stock and warrants, similar to those sold in the private offering, trade on the OTC Bulletin Board under the following symbols: units - LGTSU; common stock - LGTS; $1.00 warrants - LGTSW; $1.25 warrants - LGTSZ; and $1.63 warrants - LGTSL.

     "I am proud to announce the closing of the financing. This is a clear statement from our investors of their continued support and belief in our technology, markets and team. This financing will allow us to continue in the growth of our research and development, sales and distribution efforts", says Florindo.

     Lightspace today announced that Louis P. Nunes has been appointed Chief Financial Officer. Prior to joining Lightspace, Mr. Nunes was Controller with a number of technology startups. At Third Screen Media, Verdasys and Integrated IT Solutions, Mr. Nunes was instrumental in creating and instituting key internal controls and successfully oversaw all aspects of the finance and accounting functions. Mr. Nunes also has had extensive experience in M&A having worked at Downer and Company, a middle market investment bank specializing in cross-border transactions as well as Coral Energy, a wholly-owned subsidiary of Shell Oil USA, responsible for driving Shell's power development portfolio in the United States.

     "Lou has the education and hands-on business experience of a seasoned executive," said Florindo. "His strong combination of skills and experience are a great addition to our fast growing competitive company."

     Mr. Nunes is a Certified Public Accountant, a Certified Internal Auditor and holds the Chartered Financial Analyst designation. Mr. Nunes graduated magna cumme laude from Boston College, and has an MBA in Finance from Massachusetts Institute of Technology and a Master in Accountancy from Bentley College.

     Formed in 2001, Lightspace transforms everyday surfaces into engaging, entertaining and interactive exercise, display, gaming and learning surfaces that are capable of responding to human touch. Lightspace provides lit interactive entertainment products to numerous industries including retail stores, family entertainment centers, health clubs, theme parks, fashion shows; nightclubs, special events and stage lighting & sound. For more information visit our website at http://www.lightspacecorp.com.

     Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are subject to risks and uncertainties that are described in the Company's registration statement filed with Securities and Exchange Commission.


     CONTACT: Lightspace Corporation
              Gary Florindo, CEO
              617-868-1700
              ir@lightspacecorp.com